Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:  Natalie S. Hairston
(281) 878-1000
ir@ENGlobal.com

ENGlobal Reports Fourth Quarter and Fiscal Year 2009 Results
Expects Slow Recovery Trend for 2010

HOUSTON, TX, March 4, 2010 – ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2009.

•	$0.04 earnings per diluted share for the year, a decrease of 94%
•	($0.03) earnings per diluted share for the fourth quarter, a decrease of 120%
•	Revenue for the year of $343.5 million, a decrease of 30%
•	Positive cash flow from operations of $23.0 million for the year
•	Total backlog at December 31 decreased 30% year-over-year to $227 million

Commenting on the quarter and year end results, ENGlobal’s Chairman and Chief Executive Officer, William A. Coskey, P.E., said, “Today’s results reflect the 2009 marketplace for ENGlobal’s services.  Industrial Info Resources, Inc., an industrial market intelligence firm, recently reported that the dollar value of new capital and maintenance projects in the U.S. refining, petrochemical, and pipeline industries – our primary markets – decreased an average of 68% from 2008 to 20091.  This compares to a 16% decrease in dollar value for all U.S. industries over the same period.”

“While we expect a slow recovery trend, ENGlobal will work to manage expenses and invest in long-term opportunities that deliver quality and value to our clients and stockholders.  We believe our updated strategy, unique initiatives and other key operational decisions will help ENGlobal compete effectively and diversify our business.  I look forward to outlining our 2010 objectives during the conference call later this morning.”

Fourth Quarter 2009:

ENGlobal reported a net loss of $0.8 million, or ($0.03) per diluted earnings per share, for the quarter ended December 31, 2009.  This represents a decrease of 119% from net income of $4.1 million and a decrease of 120% from diluted earnings per share of $0.15 for the same period last year. Fourth-quarter revenue decreased to $82.8 million, 39% lower than the $136.0 million for the fourth quarter of 2008.  The following table illustrates the composition of the Company’s revenue and profitability for the three months ended December 31, 2009 and 2008, respectively:

__________________________________________________
1   2010 Industrial Market Outlook, Industrial Info Resources, Inc., January 27, 2010

~ more ~

654 N. Sam Houston Parkway E. • Suite 400 • Houston, Texas 77060
www.ENGlobal.com

ENGlobal Press Release
March 4, 2010

Quarter Ended	Quarter Ended
December 31, 2009	December 31, 2008
(Dollars in millions)
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering	$31.0	37.5%	4.9%	(0.7%)	$59.1	43.4%	12.4%	9.0%
Construction	28.0	33.8%	6.8%	5.1%	35.9	26.4%	4.7%	2.5%
Automation	16.6	20.0%	11.3%	6.2%	30.4	22.4%	16.1%	10.9%
Land	7.2	8.7%	14.8%	6.3%	10.6	7.8%	15.1%	8.5%
	$82.8	100.0%			$136.0	100.0%

Fiscal Year 2009:

For the full fiscal year 2009, ENGlobal reported net income of $1.2 million and earnings per diluted share from continuing operations of $0.04.  This represents a decrease of 93% from net income of $18.3 million and a decrease of 94% from earnings per diluted share of $0.66 for the same period in fiscal year 2008.  Revenue for fiscal year 2009 was $343.5 million – 30% lower than fiscal year 2008.  The following table illustrates the composition of the Company’s revenue for the fiscal years ended December 31, 2009 and 2008, respectively:

Year Ended	Year Ended
December 31, 2009	December 31, 2008
(Dollars in millions)
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering	$139.1	40.5%	7.5%	2.9%	$251.7	51.0%	15.4%	12.6%
Construction	100.1	29.1%	7.1%	5.3%	139.4	28.3%	7.5%	5.4%
Automation	72.3	21.1%	12.0%	6.3%	59.7	12.1%	12.6%	6.3%
Land	32.0	9.3%	14.9%	8.4%	42.5	8.6%	16.5%	9.7%
	$343.5	100.0%			$493.3	100.0%

The Company estimates its current backlog, $227 million as of December 31, 2009, is approximately 30% lower than the $326 million reported at December 31, 2008.

ENGlobal benefited from a decrease in selling, general and administrative (“SG&A”) expenses during the year.  Overall SG&A decreased $4.2 million, or 13%, from $32.2 million in 2008 to $28.0 million for the twelve months ended December 31, 2009.  As a percentage of revenue, SG&A increased from 6.5% in 2008 to 8.2% in 2009.

The Company’s days of sales outstanding decreased to 55 days at December 31, 2009, from 64 days at December 31, 2008.  Bad debt expense was approximately .2% and .5% of revenue for the years ended December 31, 2009 and 2008, respectively.

ENGlobal Press Release
March 4, 2010

Long-term debt, net of current portion, decreased 74%, or $17.5 million, from $23.6 million at December 31, 2008 to $6.1 million at December 31, 2009. As a percentage of stockholders’ equity, long-term debt decreased to 8% from 31%.  At December 31, 2009, the amount outstanding on the Wells Fargo Credit Facility was $6.0 million compared to $22.5 million on the Comerica Credit Facility at December 31, 2008.

ENGlobal’s employee count decreased to approximately 2,000 for the quarter ended December 31, 2009.  This represents a 13% decrease from 2,300 employees at December 31, 2008.  ENGlobal averaged 163,000 billable hours per two-week period during the fourth quarter 2009, a 26% decrease, when compared to 221,000 billable hours in the same period in 2008.  The Company’s overall utilization percentage, inclusive of overhead personnel, was approximately 89% for the fourth quarter 2009, compared with approximately 90% for the comparable period of 2008.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EST (10:00 a.m. CST).  To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #59482025 approximately 10 minutes before the scheduled start time and request the “ENGlobal Fourth Quarter and Fiscal Year 2009 Earnings Conference Call.”  If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, March 18, 2010.  The replay can be accessed by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International), Conference ID #59482025. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company’s website shortly after the call concludes.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 will be filed with the Securities and Exchange Commission on March 8, 2010 reflecting these results.

About ENGlobal
ENGlobal provides engineering, construction, automation, land and regulatory services principally to the energy sector throughout the United States and internationally.  The Company has approximately 2,000 employees in 19 offices and occupies about 500,000 square feet of office and fabrication space.  ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company’s expectations regarding fourth quarter and fiscal year end financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation; (2) our ability to achieve its business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to accurately estimate costs and fees on fixed-price contracts; (5) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (6) the effect of increases and decreases in the price of oil; (7) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (8) the effect on our competitive position within our market area in view of, among other things, the increasing consolidation with our services industries; and (9) our ability to increase or renew our line of credit.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission.  In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.  Also, the information contained in this press release is subject to the risk factors identified in the Company’s most recent Form 10-K.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

ENGlobal Press Release
March 4, 2010

Financial Highlights
(in thousands, except per basic data)

	Quarter Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Operating Revenue	$82,823	$135,988	$343,462	$493,332
Direct cost	76,469	120,462	312,409	429,525
Gross Profit	6,354	15,526	31,053	63,807

Selling, general and administrative	7,189	8,832	28,027	32,208
Operating Income	$(835)	$6,694	$3,026	$31,599

Other Income (Expense):
Other income (expense)	(8)	(73)	174	60
Interest income (expense), net	(94)	(380)	(573)	(1,636)

Income before Provision for Income Taxes	$(937)	$6,240	$2,627	$30,023

Provision for Income Taxes	(176)	2,181	1,394	11,765

Net Income	$(761)	$4,059	$1,233	$18,258

Net Income Per Common Share:
Basic	$(0.03)	$0.15	$0.05	$0.67
Diluted	$(0.03)	$0.15	$0.04	$0.66

Weighted Average Shares Used in Computing Net Income Per basic:
Basic	27,367	27,293	27,330	27,180
Diluted	27,367	27,576	27,567	27,672

Selected Balance Sheet Information (in thousands):
			As of
			Dec. 31, 2009	Dec. 31, 2008

Cash			$143	$1,000
Working capital			36,308	58,586
Property and equipment, net			5,983	5,744
Total assets			110,635	152,705
Long-term debt, net of current portion			6,098	23,614
Stockholders’ Equity			78,711	76,766

###